UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 4, 2010

DEERFIELD CAPITAL CORP.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-32551	20-2008622
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6250 North River Road, Rosemont, Illinois		60018
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(773) 380-1600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 4, 2010, Deerfield Capital Corp. (the "Company") entered into an exchange agreement (the "Agreement") with Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd., Taberna Preferred Funding VIII, Ltd. and Taberna Preferred Funding IX Ltd., to exchange $95,000,000 of the $120,000,000 aggregate outstanding principal amount of trust preferred securities (the "Trust Preferred Securities") previously issued by three wholly-owned indirect subsidiaries of the Company, Deerfield Capital Trust I, Deerfield Capital Trust II and Deerfield Capital Trust III, for $95,000,000 aggregate outstanding principal amount of junior subordinated notes issued by the Company (the "Trust Preferred Exchange"). The Trust Preferred Exchange was consummated on March 4, 2010. An aggregate of $25,000,000 in principal amount of Trust Preferred Securities issued by Deerfield Capital Trust I were not exchanged and remain outstanding.

The new junior subordinated notes (the "New Subordinated Notes") issued by the Company in connection with the Trust Preferred Exchange are governed by a junior subordinated indenture (the "New Indenture"), dated March 4, 2010, between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee. Pursuant to the New Indenture, the New Subordinated Notes bear a fixed interest rate of 1.00% per annum commencing on April 30, 2010, payable quarterly through April 30, 2015 or an earlier date upon which certain specified events occur (the "Modification Period"). Thereafter, the New Subordinated Notes will be subject to a variable interest rate equal to LIBOR plus 2.58% per annum, payable quarterly on the then outstanding principal amount of the New Subordinated Notes until maturity on October 30, 2035. The Company may redeem the New Subordinated Notes on or after October 30, 2010 at par for cash or replacement securities acceptable to the holders.

The New Indenture contains certain restrictive covenants including, among other things, (i) a covenant that all asset management activities be conducted by the Company and its subsidiaries and which permits the Company to sell equity and material assets of Deerfield Capital Management LLC (the "Management Company") provided, however, that all asset management fees and proceeds from equity and asset sales remain subject to the limits on restricted payments set forth in the New Indenture, (ii) a debt covenant that permits the Company and the Management Company to incur indebtedness provided that the proceeds of such indebtedness remain subject to the limits on restricted payments set forth in the New Indenture and (iii) a restricted payments covenant that restricts the ability of the Company to pay dividends or make distributions in respect of its equity securities, subject to a number of exceptions and conditions. If the Company fails to enter into a Credit Enhancing Transaction (as defined in the New Indenture) within certain time periods, then the Modification Period will terminate and certain exceptions to the restricted payments covenant will no longer be available to the Company. The New Indenture contains other agreements, covenants, events of default and conditions that are similar to the agreements, covenants, events of default and conditions contained in the indentures for the Trust Preferred Securities. Unlike the indentures for the Trust Preferred Securities, the New Indenture does not contain a covenant requiring the Company to maintain a minimum net worth.

In connection with the Trust Preferred Exchange, the Company paid a transaction fee equal to $950,000 and third-party fees and costs incurred in connection with the exchange of approximately $40,000. As a result of the redemption of $95,000,000 in aggregate principal amount of the Trust Preferred Securities, the Company’s obligation to pay approximately $200,000 in fees associated with a prior amendment was extinguished.

The foregoing summary does not describe all of the terms contained in the Agreement or the New Indenture and is qualified in its entirety by reference to the full text of the Agreement and the New Indenture, copies of which are filed as Exhibits 4.1 and 10.1, respectively, and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

As discussed under Item 1.01 above, in connection with the Trust Preferred Exchange, Deerfield Capital Trust II and Deerfield Capital Trust III and the indentures and other agreements related to such trusts were terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number Description

4.1 Junior Subordinated Indenture dated March 4, 2010 between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee.

10.1 Exchange Agreement dated March 4, 2010 by and among Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd., Taberna Preferred Funding VIII, Ltd., Taberna Preferred Funding IX, Ltd. and the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERFIELD CAPITAL CORP.

March 10, 2010	By:	/s/ Robert A. Contreras

Name: Robert A. Contreras
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

4.1	Junior Subordinated Indenture dated March 4, 2010 between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee.
10.1	Exchange Agreement dated March 4, 2010 among Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd., Taberna Preferred Funding VIII, Ltd. and Taberna Preferred Funding IX, Ltd. and Deerfield Capital Corp.